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                                                                    EXHIBIT 99.1

                                RADIO ONE, INC.
                          5900 Princess Garden Parkway
                                   7th Floor
                                Lanham, MD 20706
                                 March 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549

Ladies and Gentlemen:

          Radio One, Inc. (the "Company") has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K. In its letter, Andersen has represented to us that its audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, were subject to Andersen's quality control system for the U.S accounting and auditing practice. Andersen provided this representation in order to give us reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to the audit.

                                Very truly yours

                                Scott R. Royster
                                Executive Vice President and
                                Chief Financial Officer